Exhibit 10.4

ASSET PURCHASE AGREEMENT

by and among

MORINDA HOLDINGS, INC.

and

NEWAGE, INC.

and

TROPICAL RESOURCES, INC.

and

MORINDA, INC.

and

TCI CO., LTD

dated as of August 20, 2021

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	5
ARTICLE II PURCHASE AND SALE	11
Section 2.01 Purchase and Sale of Assets.	11
Section 2.05 Purchase Price	11
Section 2.08 Withholding Tax.	11
ARTICLE III CLOSING	12
Section 3.01 Closing.	12
Section 3.02 Closing Deliverables.	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER	13
Section 4.01 Organization and Qualification of Seller	13
Section 4.02 Authority of Seller	13
Section 4.03 No Conflicts; Consents.	13
Section 4.04 Financial Statements.	14
Section 4.05 Undisclosed Liabilities.	14
Section 4.06 Absence of Certain Changes, Events and Conditions.	14
Section 4.07 Material Contracts.	16
Section 4.08 Title to Purchased Assets.	17
Section 4.09 Condition and Sufficiency of Assets.	17
Section 4.10 Real Property.	18
Section 4.11 Intellectual Property.	19
Section 4.12 Inventory.	19
Section 4.14 Customers and Suppliers.	19
Section 4.15 Insurance	20
Section 4.16 Legal Proceedings; Governmental Orders	20
Section 4.17 Compliance With Laws; Permits.	20
Section 4.18 Environmental Matters.	21
Section 4.19 Employee Benefit Matters.	27
Section 4.20 Employment Matters.
Section 4.21 Taxes.	23
Section 4.22 Brokers.	24
Section 4.23 Full Disclosure	24

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of August 20, 2021, is entered into between NewAge, Inc., a Delaware corporation, (“NewAge”) and its wholly-owned subsidiaries Morinda Holdings, Inc., a Utah corporation, (“Morinda Holdings”), Morinda, Inc., a Utah corporation (“Morinda”), and Tropical Resources, Inc., a Utah corporation (“Tropical”), jointly and severally as the “Sellers”, ““and TCI Co., Ltd., a company incorporated in Taiwan (“Buyer”).

RECITALS

WHEREAS NewAge is the sole owner of Morinda Holdings which in turn is the sole own of Morinda and Tropical;

WHEREAS, Tropical is engaged in the manufacture of beverages and owns and operates manufacturing equipment as listed on Exhibit A hereto;

WHEREAS, NewAge, through itself and its subsidiaries, is engaged in sales of beverage products (the “Business”);

WHEREAS, Morinda is the lessee of certain property on which the Purchased Equipment is located (the “Assigned Lease”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Equipment, the Business and the Assigned Lease, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article : “Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

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“Ancillary Documents” means any Bill of Sale, Assignment and Assumption of Lease, Transition Services Agreement, or any other relevant documents related to the above and the other agreements, instruments and documents required to be delivered at the Closing.

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(ii). And “Assignment of Lease Agreement” shall mean the agreement made as of October 1, 2021, by and between Morinda Holdings, Inc., a Utah corporation, Morinda, Inc., a Utah corporation, TCI Co., Ltd, a corporation incorporated in Taiwan, and Peterbuilt 6M, LLC, a Utah limited liability company, Kamas Farm, LLC, a Wyoming limited liability company, Waly Investment Co. Ltd., a Utah limited partnership, and RH Morinda, LLC, a Utah limited liability company.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Salt Lake City, Utah are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e). “Buyer Indemnitees” has the meaning set forth in Section 8.02.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

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“Closing Date” has the meaning set forth in Section 3.01. “Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 8.03(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of: (a) the date of this Agreement; and (b) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Final Purchase Price Payment” means an amount equal to 50% of the Purchase Price. “Financial Statements” has the meaning set forth in Section 4.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(viii)

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.03.

“Indemnifying Party” has the meaning set forth in Section 8.03.

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“Initial Purchase Price Payment” is an amount equal to 50% of the Purchase Price. “Insurance Policies” has the meaning set forth in Section 4.14.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b). “Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.13(a). “Material Suppliers” has the meaning set forth in Section 4.13(b).

“Net Sales Revenue” means the net amount of the purchase order, from the entities which NewAge merges and acquires after the Closing Date, received by Buyer.

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“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.02. “Purchased Assets” has the meaning set forth in Section 2.01.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means manufacture of beverages. “Restricted Period” has the meaning set forth in Section 6.07(a).

“Royalty Term” means the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Seller” and “Sellers’” have the meaning set forth in the preamble. “Sellers’ Closing Certificate” has the meaning set forth in Section 7.02(i).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), Leased Real Property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America.

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“Third Party Claim” has the meaning set forth in Section 8.03(a).

“Transition Services Agreement” has the meaning set forth in Section 3.02(a)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, and effective as at the Closing Date, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets as identified on Exhibit A hereto, as well as all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related thereto, and originals, or where not available, copies, of all books and records, including, but not limited to, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), and marketing and promotional surveys (“Books and Records”, such Books and Records shall include the documents specified in Exhibit B) (collectively, the “Purchased Assets”).

Section 2.02 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $3,500,000, as increased to purchase any inventory by Buyer pursuant to Section 2.05 (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 3.02. The Purchase Price shall be paid by or on behalf of the Buyer to the Sellers as provided in Section 3.02.

Section 2.03 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 2.04 Post-Closing Payments.

(a) Royalty Amount. During the Royalty Term, Buyer will pay NewAge an amount equal to three percent (3%) of its Net Sales Revenue, which is fully paid by the clients, for the applicable semiannual periods (the “Royalty Amount”). Payment of the Royalty Amount will be due and payable on a semiannual basis within forty-five (45) days from June 30 and December 31 in each year. Upon expiration of the Royalty Term, Buyer’s obligation to pay any Royalty will terminate and Seller will not be entitled to any other Royalty payment from Buyer.

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ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Parr Brown Gee & Loveless, 101 So. 200 E., Ste. 700, Salt Lake City, Utah or remotely by exchange of documents and signatures (or their electronic counterparts), at 12:00 p.m. Mountain Daylight Time, on October 1, 2021 if all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing shall be deemed effective as of 12:01 a.m.

Section 3.02 Closing Deliverables; Payment of Purchase Price; Payment for Inventory.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form and substance as attached hereto as Exhibit C (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible property included in the Purchased Assets to Buyer;

(ii) with respect to the Lease, the Assignment of Lease and Option agreement (each, an “Assignment and Assumption of Lease”) duly executed by Sellers and the Subordination Non-Disturbance and Attornment Agreement duly executed by the Mortgagee of the property;

(iii) the Transition Services Agreement (the “Transition Services Agreement”) duly executed by Sellers;

(iv) a power of attorney in form and substance satisfactory to Buyer and duly executed by Sellers;

(v) the Seller Closing Certificates;

(vi) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement; and

(vii) the written evidence that all Purchased Assets are clear of any Encumbrances.

(b) At the Closing, Buyer shall deliver to Sellers the following:

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(i) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and Landlord;

(ii) the Transition Services Agreement duly executed by Buyer; and

(iii) the Buyer Closing Certificate.

(c) The Initial Purchase Price Payment shall be paid by wire transfer of immediately available funds to an account designated in writing by NewAge to Buyer within the 10 Business Days from the Closing Date. Within 3 Business Days after completion of the services set forth in the Transition Services Agreement (determined as provided for in the Transition Services Agreement), Buyer shall pay to Seller the Final Purchase Price Payment by wire transfer of immediately available funds to an account designated in writing by NewAge to Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Sellers. Morinda, Morinda Holdings and Tropical are corporations duly incorporated, validly existing and in good standing under the Laws of the state of Utah, NewAge is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware, and each Seller has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.

Section 4.02 Authority of Sellers. Each Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any Ancillary Document to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by it, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of its certificate of incorporation, by-laws or other organizational documents; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which it or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 4.04 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at June,30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the [three-/six-/nine- month] period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Undisclosed Liabilities. No Seller has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(c) entry into any Contract that would constitute a Material Contract;

(d) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non- exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(h) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(j) imposition of any Encumbrance upon any of the Purchased Assets;

(k) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(l) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(m) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

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(n) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(q) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts(x)  by which any of the Purchased Assets are bound or affected or (y) to which a Seller or Owner is a party or by which a Seller or Owner is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in the Disclosure Schedules and all Intellectual Property Agreements set forth in Error! Reference source not found. of the Disclosure Schedules a Seller, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Leased Real Property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

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(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of a Seller or Owner to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the Seller or Owner, as the case may be, in accordance with its terms and is in full force and effect. Neither Seller or Owner, as the case may be, or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Sellers have good and valid title to all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances.

Section 4.09 Condition and Sufficiency of Assets. The machinery, equipment, and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such machinery, equipment, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. Except as stated in this Section 4.09, the Purchased Assets are sold as is where is.

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Section 4.10 Leased Real Property.

(a) None of the Sellers owns any real property that is part of this transaction.

(b) the Real Property leased by Seller under the Assigned Lease and the to-be- assigned to Buyer UDOT parking-area lease are the only Real Property used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of a Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and no other Real Property is leased by any Seller in connection with the Business. With respect to the Assigned Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and the applicable Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) No Seller is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii) No Seller has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under the Lease and, to the Knowledge of Sellers, no other party is in default thereof, and no party to the Lease has exercised any termination rights with respect thereto;

(iv) No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) No Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Leased Real Property.

(c)   No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

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(d) The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the Leased Real Property necessary to conduct the Business as currently conducted.

Section 4.11 Business IT.

(a)   All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of- service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(b) Each Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three years, no Seller has (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by a Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

Section 4.13 Customers and Suppliers.

(a)   Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $10,000 for each of the three most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

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(b) Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for each of the three most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Seller has received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets, a list of all pending claims and the claims history for Seller since December 31, 2020. There are no claims related to the Business or the Purchased Assets pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller nor any Affiliates of a Seller has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. No Seller nor any Affiliate of a Seller is in default under, or has otherwise failed to comply with, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which a Seller is a party or by which a Seller bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.15 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Sellers’ Knowledge, threatened against or by Seller (a) relating to or affecting the Business or the Purchased Assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16 Compliance With Laws; Permits.

(a) Each Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

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(b) All Permits required for a Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets (collectively, the “Required Permits”) have been obtained by such Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to a Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

(c) Each Seller has complied, and is now complying, with all applicable Declaration of Covenants to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. “Declaration of Covenants” means a recorded written instrument or instruments in the nature of covenants running with the land which subject the land comprising the community to the jurisdiction and control of an association or associations in which the owners of the parcels, or their association representatives.

Section 4.17 Environmental Matters.

(a) The operations of each Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. No Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.17(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and no Seller is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, the respective Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and such Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets or any Leased Real Property currently or formerly owned, leased or operated by a Seller in connection with the Business (including but not limited to the Assigned Lease) is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any Leased Real Property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or Leased Real Property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

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(e) There are no active or abandoned aboveground or underground storage tanks owned or operated by a Seller in connection with the Business or the Purchased Assets.

(f) There are no off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller and any predecessors in connection with the Business or the Purchased Assets as to which a Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller.

(g) No Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Each Seller has provided or otherwise made available to Buyer and listed in Section 4.17(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any Leased Real Property currently or formerly owned, leased or operated by a Seller in connection with the Business which are in the possession or control of a Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) No Seller is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out. Sellers have received a copy of a January 2021 Phase I environmental report for the property, and for Knowledge of Sellers, no act or activity since then would alter the conclusions of that Phase I report.

(j) The Sellers own and control all Environmental Attributes (a complete and accurate list of which is set forth in Section 4.17(j) of the Disclosure Schedules) and have not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. No Seller is aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Buyer of any Environmental Attributes after the Closing Date.

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Section 4.18 Taxes.

(a) All Tax Returns required to be filed by a Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by a Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of a Seller.

(d) All deficiencies asserted, or assessments made, against a Seller as a result of any examinations by any taxing authority have been fully paid.

(e) No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) No Seller is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

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Section 4.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of a Seller.

Section 4.20 Full Disclosure. No representation or warranty by a Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Taiwan.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

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Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business (z) maintain and repair the Purchased Assets in good working condition Without limiting the foregoing, from the date hereof until the Closing Date, each Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f) perform all of its obligations under all Assigned Contracts;

(g) maintain the Books and Records in accordance with past practice;

(h) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

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Section 6.02 Access to Information. From the date hereof until the Closing, each Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct its Representatives to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Leased Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Leased Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03 No Solicitation of Other Bids.

(a)   No Seller shall authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller and Owner shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, each Seller and Owner shall promptly (and in any event within three Business Days after receipt thereof by it or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)   Each Seller and Owner agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, each Seller and Owner shall promptly notify Buyer in writing of:

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(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Seller or Owner hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business or the Purchased Assets that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Seller or Owner in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the date of termination of the Transition Services Agreement, each Seller shall terminate employees of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer may offer employment, on an “at will” basis, to any or all of such employees. Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b) Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with a Seller at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)   Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

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Section 6.06 Confidentiality. From and after the Closing, each Seller and Owner shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of a Seller or Owner, any Affiliates of a Seller or Owner or their respective Representatives; or (b) is lawfully acquired by a Seller or Owner, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or Owner or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which a Seller or Owner, as the case may be, is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-Competition; Non-Solicitation.

(a) For a period of two years commencing on the Closing Date (the “Restricted Period”), Sellers and shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i)  engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own or more of any class of securities of such Person.

(b) During the Restricted Period, each Seller shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

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(c) Each Seller and Owner acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Seller or Owner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Seller and Owner acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

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(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of three years after the Closing, Sellers shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

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Section 6.10 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any Leased Real Property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.14 Tax Clearance Certificates. If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where a Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of a Seller. If any taxing authority asserts that a Seller is liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.15 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.16 Business Cooperation. After the Closing Date, Buyer shall manufacture the products with Seller’s own brand that have been previously manufactured at the Leased Real Property. Buyer has the right to arrange the manufacturing of such products based on its own business judgment. For the efficiencies and upgrades of the Leased Real Property, both Parties will discuss, cooperate in good faith and use commercially reasonable efforts to incrementally reduce the costs of such products manufactured for Seller and its affiliates that Buyer will manufacture at the Leased Real Property. The Parties acknowledge that it is hard to control raw material, packaging and overhead costs which fluctuate from time to time under certain circumstances. However, the Parties are willing to cooperate and exert reasonable good faith efforts with a desired target of reducing Seller’s current costs of goods manufactured by up to 20% over 36 months after the Closing Date.

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Section 6.17 Business Transition. Before Closing Date, Seller shall use its best efforts to transfer the all business relationship of its existing clients (specified in Exhibit D) to Buyer, including but not limited to arrange the meetings with such clients, assign the contract and purchase order, transfer the business information (including but not limited to specifications, bill of materials, working orders, sales records, sales forecasts and other relevant information requested by Buyer).

Section 6.18 Inventory. In order to manufacture Seller’s own brand products, Buyer is willing to, under reasonable circumstances and conditions, purchase, at Seller’s cost, Seller’s existing stock of raw materials after being inspected and accepted by Buyer, which raw materials will be of merchantable quality. Seller shall provide the raw material inventory list, receipt, certificate of analysis and other relevant documents under the request from Buyer. The specifics items and details of such raw materials will be determined and confirmed in writing.

Section 6.19 Roof Repairing. Seller acknowledges that at all times prior to the Closing Date Seller has the obligation to keep the Leased Real Property in good order and condition, and also has the obligation to make all repairs, replacements, and improvements thereof and thereto, interior and exterior, structural and non-structural, ordinary and extraordinary, all as provided in the Lease, including but not limited to the specific repairs listed in Exhibit E (“Repairs”). Notwithstanding Seller’s obligations to make the Repairs pursuant to the terms of the lease agreement, both Parties agree that Buyer will, in the manner Buyer determines in its sole reasonable discretion, carry out and complete such Repairs. All costs and expenses reasonably incurred by Buyer in connection with the Repairs will be borne by Seller, and each Seller shall promptly pay Buyer for such reasonable costs and expenses upon written request from Buyer, except that both parties have negotiated in good faith and reached a consensus on how to allocate such costs and expenses. Unless otherwise agreed by both Parties, Seller will grant the credits, at the amount equal to the costs and expenses of Repairs, to Buyer allowing the Buyer to deduct the costs and expenses and of Repair set forth in this Section 6.19 from any payment Buyer owes to Seller. Such credits shall be expired on 31 December 2021. Upon expiration of the credits, Seller shall pay Buyer in cash for all expired credits.

Section 6.20 Support. From the date hereof until the termination of the Transition Service Agreement or December 31, 2021 (whichever is later), the Seller shall provide support to the Buyer to obtain applicable good manufacturing practice certifications, business license, Food and Drug Administration relationship, approvals and licenses (including but not limited to the Required Permits), make utility service transitions, and arrange any other administrative functions related to the Business or the Leased Real Property, including but not limited to provide consulting services on the procedure, documentation, information and/or other relevant support.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

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(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(c) Both Party have executed the Transition Services Agreement or otherwise agreed in writing by both Parties.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.19, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.19 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)   No Action shall have been commenced against Buyer, or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

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(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers, as the case may be, shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by a Seller as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by duly authorized officers of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of each Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have completed its due diligence and pre-Closing inspection of the Purchased Assets in a manner satisfactory to Buyer in its sole discretion.

(m) Each Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonable to keep conduct the Seller’s existing business in the Lease Real Property and to consummate the transactions contemplated by this Agreement.

(n) Seller shall agree the schedule, quotation and payment of the roof repairing conducted by the Buyer or Buyer’s suppliers.

(o) Seller shall complete an inspection of the overall mechanical and electrical equipment of the Leased Real Property.

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(p) Seller shall remove the items in the Leased Real Property before Closing Date, except for the Purchased Asset and the items that both Parties agree to leave in Leased Real Property and transfer to Buyer.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer shall have delivered to Sellers duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, , Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, and (ii) Section 4.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, Sellers, jointly and severally (at Buyer’s discretion), shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of a Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by a Seller or Owner pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of a Seller pursuant to this Agreement;

(c)   any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of a Seller or any of their Affiliates (other than the Purchased Assets) conducted, existing or arising on or prior to the Closing Date; OR

Section 8.03 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

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(a)   Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.03(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers, Owners and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non- defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.04 Payments

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5.0%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(b) Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VIII shall be satisfied from Sellers.

Section 8.05 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

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Section 8.07 Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by a Seller or Owner pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Sellers or Owners within ten days of Sellers’ receipt of written notice of such breach from Buyer;

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 1, 2021, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) Buyer deems its due diligence findings or pre-Closing inspection of the Purchased Assets to be unsatisfactory in its sole discretion.

(c) by Sellers by written notice to Buyer if:

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(i) No Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 1, 2021, unless such failure shall be due to the failure of a Seller or Owner to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE IX and Section 6.06 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

(c) Sellers shall be jointly and severally liable for the due diligence and other costs of Buyer in relation to the transaction contemplated hereby where termination is as a result of any of the matters under Section 9.01(b).

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	NewAge, Inc. 2420 17th Street, Suite 220 Denver, CO 80202 E-mail: Brent_Willis@newage.com Attention: CEO

With a copy to: H. Michael Drake NewAge, Inc. 737 East 1180 South American Fork, UT 84003 Mike_Drake@newage.com

If to Buyer:	TCI Co., Ltd. E-mail: remi.lee@tci-bio.com Attention: Remi Lee, Manage of the TCI USA OFFICE

with a copy to:	Parr Brown Gee & Loveless E-mail: djohansen@parrbrown.com Attention: Dane Johansen

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE LOCATED IN THE CITY OF SALT LAKE CITY AND COUNTY OF SALT LAKE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Morinda Holdings, Inc.

By	/s/ Brent D. Willis
Name:	Brent D. Willis
Title:	President

Morinda, Inc.

By	/s/ Brent D. Willis
Name:	Brent D. Willis
Title:	President

NewAge, Inc.

By	/s/ Brent D. Willis
Name:	Brent D. Willis
Title:	Chief Executive Officer

Tropical Resources, Inc.

By	/s/ Brent D. Willis
Name:	Brent D. Willis
Title:	President

TCI Co., Ltd.

By	/s/ Yung Hsiang Lin
Name:	Yung Hsiang Lin
Title:	Chairman of the Board

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